Exhibit (p10)

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Lynwood Price Capital Management LP

Code of Ethics

July 2024

THIS MANUAL IS THE PROPERTY OF LYNWOOD PRICE CAPITAL MANAGEMENT LP AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

TABLE OF CONTENTS
1.	INTRODUCTION	5
2.	OVERSIGHT OF THE CODE	6
2.1	Acknowledgement of the Code	6
2.2	Reporting Violations	6
2.3	Sanctions for Failure to Comply with the Code of Ethics	6
2.4	CCO’s Preclearance Requests	6
3.	EMPLOYEE SUPERVISION	6
4.	WHISTLEBLOWER POLICY	7
4.1	Introduction	7
4.2	Non-Retaliation Policy	8
4.3	SEC’s Whistleblower Program	8
5.	CONFLICTS OF INTEREST GENERALLY	8
6.	GIFTS AND ENTERTAINMENT	8
6.1	Gifts and Entertainment Policy	8
6.2	Permissible Gifts and Entertainment	9
6.3	Pre-Approval of Gifts	9
6.4	Pre-Approval of Entertainment	10
6.5	Reporting of Gifts and Entertainment	10
6.6	Government Officials	10
6.7	Gifts and Entertainment Policy Quarterly Compliance Attestation	10
6.8	Charitable Donations	11
7.	ANTI-BRIBERY POLICY AND PROCEDURES	11
7.1	Anti-Bribery Policy	11
7.1.1	Foreign Corrupt Practices Act	11
7.1.2	FCPA Red Flags	12
7.1.3	Pre-Approval Requirement	12
8.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY	12
8.1	Introduction	12
8.2	Pay to Play Policy	12
8.3	New Employee Certification	13
8.4	Pre-Approval of Political Contributions	13
8.5	Pay to Play Policy Quarterly Compliance Attestation	14

Lynwood Price Capital Management LP	July 2024 Code of Ethics

9.	PERSONAL TRADING POLICY	14
9.1	General Policy	14
9.2	Definition of Covered Account	14
9.3	Definition of Non-Discretionary Account	14
9.4	Definition of Reportable Security	15
9.5	Reporting of Employee’s Holdings and Transactions	16
9.5.1	Initial Holdings Report	16
9.5.2	Annual Holdings Report	16
9.5.3	Duplicate Brokerage Statements (Quarterly Transaction Report)	16
9.5.4	New Accounts	17
9.5.5	Exemption from Reporting on Automatic Investment Plans	17
9.6	Pre-approval Under the Personal Trading	17
9.7	Limited Offerings	18
9.7.1	Limited Offerings Policy Quarterly Compliance Attestation	18
9.8	Specific Account Exemptions	18
9.9	Review and Retention of Reports	18
9.9.1	Escalation of Violations and Sanctions	19
9.9.2	Confidentiality	19
9.10	The Restricted List	19
10.	OUTSIDE BUSINESS ACTIVITIES	19
10.1	Outside Business Activities Policy	19
10.2	Family Member’s Conflicts of Interest	20
10.3	Outside Business Activities Policy Quarterly Compliance Attestation	20
11.	INSIDER TRADING	20
11.1	Introduction	20
11.2	Penalties for Insider Trading	21
11.3	Important Definitions	21
11.3.1	Nonpublic Information	21
11.4	Material Information	21
11.4.1	Insider and Temporary Insider	21
11.4.2	Tipper / Tippee Liability	22
11.5	Breach of Duty	22
11.6	Adviser’s Insider Trading Policy	22

Lynwood Price Capital Management LP	July 2024 Code of Ethics

11.7	Procedures Designed to Detect and Prevent Insider Trading	22
11.7.1	Procedures Governing Communication with Third Parties	23
11.7.2	Procedures Governing Formal and Informal Confidentiality Agreements	23
11.7.3	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity	24
11.8	Channel Checking	24
11.9	Insider Trading Policy Quarterly Compliance Attestation	25
11.10	Compliance Responsibilities	25
12.	PAID EXPERT POLICY AND PROCEDURES	25
12.1	Introduction	25
13.	COMMUNICATIONS WITH "VALUE-ADD INVESTORS”	25
13.1	Definition	25
13.2	Policy and Procedures	26
14.	CONTACTS WITH PUBLIC COMPANY OFFICIALS	26
14.1	Introduction	26
14.2	Scheduled One-on-One Meetings with Public Company Officials	26
15.	ALTERNATIVE DATA PROVIDERS	26
15.1	Webscraping	27
Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation		29
Appendix B – New Employee Political Contribution Disclosure Form		30
Appendix C – Political Contribution Pre-Approval Request Form		32
Appendix D – [Initial]/[Annual] Holdings Report		34
Appendix E – Trade Pre-Approval Request Form		38
Appendix F – Limited Offerings Participation Request Form		38
Appendix G – Outside Business Activity Pre-Approval and Insider Disclosure Statement		42
Appendix H – Section 17(e)(1) Procedures (first-tier or second-tier affiliates)		42

Lynwood Price Capital Management LP	July 2024 Code of Ethics

1.            INTRODUCTION

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. Lynwood Price Capital Management LP (“Lynwood Price”) has adopted this code of ethics (the “Code”) as the Firm intends to submit its application for registration in August 2024 and has established these policies and procedures in accordance with the Adviser’s and each Employee’s fiduciary duty to the Adviser’s private funds, investors in its private funds, separately managed accounts and sub-advisory relationships (collectively referred to herein as the “Clients”). The Code also addresses certain possible conflicts of interest and includes the Adviser’s employee personal trading policy. The Code should be read in conjunction with the Adviser’s Supervisory Procedures and Compliance Manual (the “Manual”).

This Code sets forth standards of conduct expected for “Supervised Persons,” i.e., any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser or any other person who provides investment advice on the Adviser’s behalf and is subject to the Adviser’s supervision and control (hereafter, an “Employee”).

The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of Clients must be placed first at all times.
•	All investment transactions (including personal trading transactions) must be conducted consistent with this Code, and in such a manner as to avoid any actual or perceived conflict of interest, or any abuse of an Employee’s position of trust and responsibility.
•	Employees must not misrepresent the Adviser or their role within the Adviser.
•	Employees should not take inappropriate advantage of their positions with the Adviser.
•	Employees must comply with all applicable “Federal Securities Laws.”[1]

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees are expected not only to abide by the letter of the Code, but also to aspire to its spirit by upholding the Adviser’s fundamental ideals that include integrity, honesty and trust. The Code should be an active part of an Employee’s normal course of business.

The Adviser may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from Jimmy Price, the Chief Compliance Officer (along with any person who is delegated authority for compliance matters, the “CCO”). The CCO may delegate the day-to-day management of certain of his/her compliance duties under the Code to another qualified Employee. In addition, the Adviser has engaged the services of an independent compliance consulting firm, Optima Partners LLC (“Optima”), to assist the CCO with the management of the CCO’s compliance duties. In the event an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO or Optima.

1 Federal Securities Laws means: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the U.S. Treasury.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

2.            OVERSIGHT OF THE CODE

2.1   Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation” form attached hereto as Appendix A, upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

2.2   Reporting Violations

All Employees must promptly report any violations of the Code and any Federal Securities Laws to the CCO.

2.3   Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Adviser may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC or other federal regulatory authority of the violations.

2.4   CCO’s Preclearance Requests

In all circumstances requiring pre-approval of an activity under the Code, Optima will provide pre-approval to the CCO according to the provisions of the Code.

3.            EMPLOYEE SUPERVISION

Pursuant to Advisers Act Section 203(e), if an investment adviser fails to reasonably supervise an employee and that person violates the Federal Securities Laws, the SEC may censure, limit the activities of, or revoke, the registration of the investment adviser. However, Section 203(e)(6) states that an investment adviser will not be deemed to have failed to reasonably supervise any person if the adviser has: (i) established procedures and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and (ii) reasonably discharged the duties and obligations incumbent upon it by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

The Adviser takes seriously its obligation to supervise its Employees. Accordingly, the Adviser’s

“Compliance Program,” which is comprised of the policies and procedures contained in the Manual and this Code, is designed to ensure that it reasonably supervises its Employees with a view to preventing violations of the Advisers Act and its rules, as well as other applicable Federal Securities Laws. The Adviser expects each Employee who acts in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in the Compliance Program. The Adviser’s management shall have overall responsibility for assigning supervisory responsibility. Any questions regarding the scope of this expectation should be brought to the attention of one of the Managing Partners.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Where CCO (or other managerial) approval is required for the Adviser or an Employee to take certain actions, the CCO (or such other person) may deny or withhold approval if, in the CCO’s (or such other person’s) good faith determination, the proposed action by the Employee would not be in the best interests of the Adviser and its Clients, or would otherwise violate applicable policies and procedures, contractual restrictions or laws and regulations.

The Adviser retains an independent third-party that conducts routine background checks on prospective employees (for example, confirming employment histories, disciplinary records, financial background and credit information) and contacts personal references. In addition, the Adviser will not employ persons with a prior disciplinary history (for example, discipline regarding misappropriation, unauthorized trading, forgery, bribery or making unsuitable recommendations). However, should the Adviser employ a person with a disciplinary history, the Adviser will implement additional procedures so that the Adviser is able to identify any misconduct by such person.

4.            WHISTLEBLOWER POLICY

4.1   Introduction

Pursuant to the Adviser’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Adviser’s policies and procedures as well as applicable law and to report violations or suspected violations including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Advisers Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within the Adviser prior to seeking resolution outside of the Adviser.

The Adviser encourages Employees to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

The Adviser will investigate all suspected violations. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Adviser’s policies and procedures and/or applicable laws. The CCO, at his discretion, may advise the Managing Partner of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Adviser’s policies and procedures or applicable law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

4.2   Non-Retaliation Policy

The Adviser forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

4.3   SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or the Adviser) within 120 days of the Employee’s internal reporting. The Adviser encourages Employees to follow the Adviser’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

5.            CONFLICTS OF INTEREST GENERALLY

It is the Advisers policy generally that all Employees act in good faith and in the Adviser’s best interests. To this end, Employees must not put themselves or the Adviser in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited. The following sections of this Code are designed to address the material conflicts of interest that Employees can expect to encounter in fulfilling their responsibilities to the Adviser.

6.            GIFTS AND ENTERTAINMENT

6.1   Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Adviser does, or is likely to do, business with may give the appearance of a conflict of interest. This policy does not govern gifts and entertainment outside of business or potential business activities of the Adviser. The Adviser’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment”. Gifts are an items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the Gift. Entertainment contemplates that the giver participates with the recipient in the enjoyment of the item or service. Entertainment is only appropriate when used to foster and promote business relationships for the Adviser. Meals and entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from the CCO.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Solicitation of Gifts and/or Entertainment from individuals or firms with whom the Adviser does, or is likely to do, business with is unprofessional and is strictly prohibited. Employees also are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

As set forth in Section 6.6 below, any proposed gift or entertainment involving government officials requires Compliance pre-approval.

6.2   Permissible Gifts and Entertainment

Employees may receive or give Gifts and Entertainment, from anyone with whom the Adviser has or is likely to have any business dealings, without any obligation to report or seek CCO pre-approval as follows:

•	Meals and Entertainment customarily associated with ethical business practices that cannot be reasonably interpreted by others as constituting an inducement to take a particular action.

•	Meals that are provided on-site for Employees to share by a person or firm with whom the Adviser has or is likely to have business dealings do not require reporting.

•	Items that have been branded with a company’s logo, such as pens, golf balls, tote bags, etc. are considered to not have the intrinsic value of the gift pre-branding and therefore do not count towards the gift limits UNLESS the gift is clearly of high value (over $500). Please contact the CCO if you require clarification on a case-by-case basis.

•	A Gift given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (for example, holiday gifts).

•	Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (for example, closing dinner gifts, Gifts given at an industry conference or seminar).

•	Employees may receive wedding, graduation or similar types of Gifts from Clients that in some cases may be difficult to return to the sender. The CCO will consider such Gifts on a case-by-case basis and determine whether such Gifts present a conflict of interest in light of the overall relationship with the Client.

6.3   Pre-Approval of Gifts

An Employee may not give or receive Gifts with a value in excess of $500 to or from each person or firm with whom the Adviser has or is likely to have business dealings per calendar year on a cumulative basis, unless pre-approved by the CCO. If an Employee is unable to judge the value of a Gift, whether a Gift is considered a cash equivalent, or believes that the Gift may be excessive, he or she must contact the CCO for guidance.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Gifts to charity at the request of Clients are not permissible. Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent Gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency., and must forfeit such Gifts to the CCO who will decide the best course of action for disposing of the Gift which may include, but is not limited to, returning the Gift to the giver or donating the Gift to charity.

6.4   Pre-Approval of Entertainment

Outside of the permissible Entertainment as outlined above, any other Entertainment, given or received, with a value in excess of $500, or not usual and customary, and involves an organization or entity which does or may potentially do business with the Adviser requires pre-approval with the CCO. This includes, but is not limited to the attendance at sporting events, theater/art events, conferences or similar events.

If an Employee believes the Entertainment might be excessive or extravagant, it should be reported to the CCO. Spouses and other family members may at times attend Entertainment events. Trends, unusually high frequency and the value of such situations should be monitored by the Employee to ensure that actual or apparent conflicts of interest are avoided. Employees are required to notify the CCO if any family members will be attending an Entertainment event.

6.5   Reporting of Gifts and Entertainment

Any gift with a value lower that $500 must be reported to the CCO other than those set forth above. Entertainment activities which are not subject to pre-approval do not require reporting to the CCO.

The CCO is responsible for recording the information on the Gift and Entertainment Log. In addition, Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with Lynwood Price’s Gifts and Entertainment Policy. Additionally, all cash and cash equivalent gifts must be forfeited to the CCO who will decide the best course of action of disposing of the gift, which may include, but is not limited to; returning the Gift to the giver or donating the gift to charity.

6.6   Government Officials

Given enhanced regulatory scrutiny as well as jurisdictional considerations with respect to government engagement, any Gift or Entertainment given to or received from a government official requires pre-approval by the CCO.

6.7   Gifts and Entertainment Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Gifts and Entertainment Policy.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

6.8   Charitable Donations

Employees generally may not make charitable donations in the Adviser’s name or on its behalf without the CCO’s prior pre-approval. Employees may not solicit charitable donations from an employee of a broker-dealer, an investor, a prospective investor, an individual appointed by the Adviser to serve as an independent director, a data provider, accounting firm, law firm, or any other person or entity that does or seeks to do business with or on behalf of Adviser without the CCO’s pre-approval.

7.            ANTI-BRIBERY POLICY AND PROCEDURES

7.1   Anti-Bribery Policy

The Adviser’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist the Adviser in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Adviser found to be violating the Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Adviser requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

7.1.1       Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a “Foreign Official”2 for the purpose of influencing an official act or decision to obtain or retain business. The FCPA applies to all Foreign Officials and all employees of state-owned enterprises. The definition of Foreign Official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Adviser and its Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Adviser will make or offer improper payments to a Foreign Official.

2 A “Foreign Official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

7.1.2       FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;
•	Requests by a foreign agent for offshore or other unusual payment methods;
•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;
•	An apparent lack of qualifications;
•	Non-existent or non-transparent accounting standards; and
•	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for the Adviser and/or Employees and jail terms for Employees.

7.1.3       Pre-Approval Requirement

Employees are prohibited from giving anything of value to a Foreign Official without the CCO’s pre-approval.

8.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY 8.1 Introduction

The Advisers Act’s “Pay to Play Rule” restricts the Adviser and its Employees from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments; and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

8.2   Pay to Play Policy

The Adviser’s “Pay to Play Policy” prohibits the Adviser and its Employees from making any “contribution” (i) to candidates running for U.S. state or local political office, (ii) to candidates running for U.S. federal office who currently hold a U.S. state or local political office, or (iii) to political parties or political action committees (“PACs”) that may contribute to such campaigns (collectively, a “Political Contribution”). “Contribution” is broadly defined and means the giving of “anything of value” in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including contributions to any candidate for political office, political party or PAC. Anything of value includes providing services to a campaign, political part or PAC.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

The Adviser will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. In addition, under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, Immediate Family Members (as defined below), attorneys, friends or companies affiliated with the Adviser as a means of circumventing the Pay to Play Rule.3

8.3   New Employee Certification

When an individual is employed by the Adviser, the Adviser must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for the Adviser, then the Adviser is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee is not involved in soliciting Clients, then the Adviser is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Adviser’s business. Upon joining the Adviser, each new Employee must complete a “New Hire Political Contributions Certification” (attached hereto as Appendix B).

8.4   Pre-Approval of Political Contributions

Employees are required to seek pre-approval with respect to each proposed political contribution. The CCO will determine whether to permit contributions to candidates for federal office upon receiving a pre-approval request, which should be done via email. The CCO will generally permit the following de minimis contributions:

•	Aggregate political contributions for the Employee, the Employee’s spouse, and/or Employee’s domestic partner of $350 or less (per election) for candidates or officials for whom the Employee, the Employee’s spouse and/or domestic partner is entitled to vote; and

•	Aggregate political contributions for the Employee, the Employee’s spouse, and/or Employee’s domestic partner of $100 or less (per election) for candidates or officials for whom the Employee, the Employee’s spouse and/or domestic partner is not entitled to vote.

Primary and general elections are considered separate elections. All pre-approval requests must be obtained by completing a “Political Contribution Pre-Approval Request Form” (maintained by the CCO and included as Appendix C) hereto before making a Political Contribution.

3 The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly, would violate the Rule.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

8.5   Pay to Play Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Pay to Play Policy.

9.            PERSONAL TRADING POLICY

9.1   General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule, the Adviser has adopted the following

“Personal Trading Policy.” The Code of Ethics Rule requires that any “Access Person” submit to the CCO reports of the Access Person's current securities holdings. An Access Person is defined as any Supervised Person who:

•	Has access to Nonpublic Information (as defined below) regarding any clients' purchase or sale of securities, or Nonpublic Information regarding the portfolio holdings of any reportable fund, or

•	Is involved in making securities recommendations to clients, or who has access to such recommendations that are Nonpublic.

For purposes of this Personal Trading Policy, all Employees are Access Persons. Pursuant to the Advisers Act’s Books and Records Rule, the Adviser maintains a record of: (i) each report made by an Employee pursuant to the Code of Ethics Rule; (ii) the names of persons who are currently, or within the past five (5) years were, Access Persons of the Adviser; and (iii) any decision, and the reasons supporting the decision, to approve the acquisition of securities by Employees pursuant to this Personal Trading Policy for at least five (5) years after the end of the fiscal year in which the approval was granted.

9.2   Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts of the Employee’s children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse4, sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships residing in his or her household (an “Immediate Family Member”).

It is the Employee’s responsibility to ensure that the Employee’s Immediate Family Members are aware of this Personal Trading Policy and adhere to it.

9.3   Definition of Non-Discretionary Account

A “Non-Discretionary Managed Account” includes: (i) an account in which the Employee does not have any direct or indirect influence or control over specific investment decisions, such as in the case of a fully discretionary investment management account (where the Employee does not exercise any direct or indirect influence or control over the person or entity exercising discretion over the account); (ii) an account in which the Employee does not have any direct or indirect influence or control and has no knowledge of the account holdings, such as a blind account or trust; and (iii) an investment fund whereby all investment decisions are made by a third party who is unrelated to the Employee.

4 The SEC interprets the term “spouse” to include an individual married to a person of the same sex.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

The CCO must pre-approve any arrangement whereby a Non-Discretionary Managed Account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. In considering whether to grant pre-approval, the CCO may request the following information (to be submitted as determined by the CCO):

•	Information about the third-party adviser's, broker’s or trustee's relationship to the Employee;
•	Initial and annual certifications by the Employee and the applicable third-party adviser, broker or trustee regarding the Employee's influence or control over the account; and/or
•	Reports on holdings and/or transactions made in the account.

Any Employee that is the beneficial owner of a Non-Discretionary Managed Account is prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions. All Non-Discretionary Accounts require a written discretionary investment management agreement or similar document covering the account for the account to be considered for exemption from the Personal Trading Policy.

9.4   Definition of Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives.5 A Reportable Security also includes all Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”) (see Section 9.7 below for exceptions). A Reportable Security does not include (a “Non-Reportable Security”):

•	Transactions and holdings in direct obligations of the U.S. government;
•	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
•	Shares issued by money market funds;
•	Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Adviser or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common with the Adviser; and
•	Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Adviser or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Adviser.

5            The SEC defines a “security” as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, … transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security … or on any group or index of securities … or [any] warrant or right to subscribe to or purchase any of the foregoing.”

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Employees are permitted to trade Non-Reportable Securities and, with the exception of providing disclosure of all brokerage accounts held at the time of joining the Adviser and annually (see Appendix D-2, “Non-Reportable Securities Holdings”), Employees are not required to report trades of Non-Reportable Securities.

9.5           Reporting of Employee’s Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO. Upon commencement of employment with the Adviser, Employees must provide the CCO with the names of any brokerage firms or banks where the Employee has an account in which any securities, futures or commodities are held. This includes, but is not limited to, 401(k), IRA and 529 account plans.

9.5.1       Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” attached hereto as Appendix D for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within ten (10) days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

9.5.2       Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (and, together with the Initial Holdings Report, the “Holdings Reports”) also attached hereto as Appendix D for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted within 45 days of year end and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

9.5.3       Duplicate Brokerage Statements (Quarterly Transaction Report)

Under the Code of Ethics Rule, the Adviser is required to obtain a “Quarterly Transaction Report” from its Employees. However, the Code of Ethics Rule permits Employees to submit brokerage statements in lieu of the Quarterly Transaction Report. Therefore, the Adviser requires Employees to instruct their brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO. In the event that an Employee’s brokerage firm does not submit the Employee’s brokerage statements directly to the CCO, the Employee is required to provide the CCO with copies of his or her monthly or quarterly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 days of the end of the calendar quarter.

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9.5.4       New Accounts

Employees must notify the CCO promptly (but in any event within ten (10) business days) in writing (email will suffice) if the Employee opens any new account with a brokerage firm or other custodian or moves an existing account to a different brokerage firm or other custodian.

9.5.5       Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an “Automatic Investment Plan.”6

9.6   Pre-approval Under the Personal Trading

Employees must obtain the CCO’s written pre-approval in order using the “Trade Pre-Approval Request Form” attached hereto as Appendix E for transactions in the following securities within any Covered Account(s):

•	Reportable Securities
•	ETF and ETN transactions, except for those that are “Broad-based”[7] ETFs and ETNs. All ETF and ETNs that require pre-approval transactions are subject to the CCO’s pre-approval which is valid for 24-hours after the approval was granted. Approved ETF and ETN transactions are subject to a minimum holding period of at least 90 days.
•	Initial public offerings (“IPOs”)
•	Initial coin offerings (“ICOs”)[8]
•	Cryptocurrencies[9]. The CCO will be the sole determinant of whether a virtual currency qualifies as a “Cryptocurrency” for purposes of this policy. All Cryptocurrency transactions are subject to a minimum holding period of at least 30 days.
•	Limited Offerings (see below)

Approvals are valid for a 24-hour period after the approval was granted.

6         “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

7            “Broad based” means that the ETF (i) is not composed of exposure to a single asset (e.g., GLD, OIL) or a single (non-G8) market (e.g., EWT), (ii) has at least 40 or more underlying components and securities and (iii) is not based on non-exchange traded instruments.

8          An initial coin offering (“ICO”) is an event where a company sells a new cryptocurrency to raise money. Investors receive cryptocurrency in exchange for their financial contributions.

9           “Cryptocurrencies” use cryptographic protocols, or extremely complex code systems that encrypt sensitive data transfers, to secure their units of exchange. An example of a cryptocurrency is “Bitcoin.”

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9.7   Limited Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in a “Limited Offering.”10 Pursuant to the Adviser’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s pre-approval before entering into a Limited Offering, also known as a private placement, using the form attached hereto as Appendix F. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update. Approvals are valid for a 3-month period.

9.7.1       Limited Offerings Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Limited Offerings Policy.

9.8   Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific Covered Account from coverage under the Code must contact the CCO for an exemption/waiver request. The CCO will make a determination of whether such exemption/waiver would be in the best interests of the Adviser’s Clients. The CCO will prepare a written memorandum of any exemption/waiver granted, describing the circumstances of, and reasons for, the exemption/waiver. The CCO must obtain pre-approval from the Managing Partner for any account exemption requests.

9.9   Review and Retention of Reports

The CCO shall review the Holdings Reports, duplicate brokerage statements (in lieu of Quarterly Transaction) Reports and any successful pre-approval forms to determine whether any violations of the Adviser’s policies or of the Federal Securities Laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Adviser determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

10 “Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rules 504, 505, or 506, under Regulation D of the Securities Act of 1933.

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9.9.1       Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify the Managing Partner and the Adviser may impose sanctions as it deems appropriate.

9.9.2       Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Adviser is required by law to disclose the contents of such reports to regulators.

9.10 The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List. A security may be placed on the Adviser’s Restricted List for a variety of reasons including, but not limited to:

•	The Adviser or an Employee is in possession of material, nonpublic information (as defined below) about an issuer;
•	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Adviser or such Employee to receive MNPI;
•	The Adviser has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;
•	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;
•	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor,” may present the appearance of a conflict of interest or an actual conflict of interest;
•	Any Security which at the time of such transaction is:

– being considered for purchase or sale by a Client,

– being purchased or sold by a Client, or

– at the time of such proposed transaction, held for the account of one or more Clients.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

10.          OUTSIDE BUSINESS ACTIVITIES

10.1 Outside Business Activities Policy

Pursuant to the Adviser’s “Outside Business Activities Policy,” Employees must obtain the CCO’s pre-approval before engaging in outside business activities, including non-profit organizations. An “Outside Business Activity” includes being (whether or not on behalf of the Adviser) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-adviser entity or organization. Employees wishing to enter into or engage in an Outside Business Activity must obtain the CCO’s pre-approval using the

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“Outside Business Activity Pre-Approval and Insider Disclosure Statement” attached hereto as Appendix G.

10.2 Family Member’s Conflicts of Interest

Employees have an ongoing responsibility to notify the Adviser about any special relationship that the Employee has with an Immediate Family Member11 (see Personal Trading Policy, Definition of Covered Account, above), regardless of whether the Immediate Family Member resides with the Employee.

Employees also must notify the CCO if an Immediate Family Member:

•	Is running for a board position or involved in a proxy contest at a public company;
•	Conducts business with or works for an entity that conducts business with the Adviser; or
•	Works for or on behalf of any newspaper, radio, television, magazine, Internet or other media organization.

10.3	Outside Business Activities Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Outside Business Activities Policy.

11.          INSIDER TRADING

11.1 Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (“MNPI”) by the Adviser or any of its Employees or affiliates.

The term “Insider Trading” generally means one or more of the following activities (with definitions (capitalized terms) following):

•	Trading while in possession of MNPI received from an Insider, Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information;
•	Trading while in possession of MNPI[12] received from a Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information, where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the person breaching a duty of trust or confidence;

11            For purposes of the Outside Business Activities Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.

12     “In possession of MNPI” means that the person is aware of MNPI at the time of the trade.

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•	Recommending the purchase or sale of securities while in possession of MNPI; or
•	Tipping MNPI to others.

11.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through Insider Trading, impose a penalty of up to three (3) times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by the Adviser, including termination of employment. In addition, under certain circumstances, the Adviser may also be liable for Insider Trading conducted by Employees and, even if the Adviser is not found guilty of Insider Trading, the reputational damage resulting from the allegation alone may cause the Adviser irreparable harm.

11.3 Important Definitions

11.3.1     Nonpublic Information

Information is considered “Nonpublic” if it has not been broadly disseminated to investors in the marketplace. Information is broadly disseminated when it has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

11.4 Material Information

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This includes earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

11.4.1     Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This any employee of an issuer (regardless of title), as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information. Temporary Insiders include, among others, the Adviser’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. An Employee may be considered a Temporary Insider depending on the facts and circumstances.

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11.4.2     Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then trades that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

11.5 Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider or an individual who misappropriates his or her employer’s information. The Adviser does not expect Employees to evaluate this element of Insider Trading, but should be aware of the source of information received that may be Nonpublic and/or Material.

11.6 Adviser’s Insider Trading Policy

The Adviser’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Adviser. The Adviser forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

11.7	Procedures Designed to Detect and Prevent Insider Trading

•	Before trading on his or her own behalf, or for others, each Employee must consider the following questions regarding information in his or her possession:

– Is the information Nonpublic? Is the information Material? If, after consideration of the above, an Employee believes that the information is Material and Nonpublic, or if an Employee has questions as to whether the information is Material and Nonpublic, he or she should take the following steps:

▪	Report the potential MNPI immediately to the CCO.
▪	Do not communicate the information inside or outside of the Adviser, other than to the CCO.
▪	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others.

•	After the CCO has reviewed the issue, the Employee will be instructed whether to continue the prohibition against communication and trading.

Employees are required to refer to the following guidance and requirements for Employees in connection with situations that may result in the receipt of MNPI. Additionally, as discussed in Section 10 – “Personal Trading Policy,” Employees are required to disclose the existence and location of all Covered Accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Adviser’s CCO. Such statements will be reviewed by the CCO.

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11.7.1     Procedures Governing Communication with Third Parties

When Employees communicate with third parties there is a risk that they may obtain MNPI that restricts the Adviser’s ability to purchase and sell securities. The Adviser has adopted specific procedures governing Employees’ interactions, which are designed to limit the Adviser’s inadvertent receipt of potentially restricting information and to alert the Adviser to any circumstance in which potentially restricting information has been conveyed to an Employee.

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties with the statement that the Adviser (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (the Adviser will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legal requirements).13 If an Employee receives requests for the Adviser to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, they are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated, and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

11.7.2     Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, Employees may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between the Adviser and an issuer or an adviser to the issuer (for example, when considering the purchase of a privately negotiated investment, such as bank debt). In order to track the Adviser’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

13 Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and the Adviser does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any such interaction.

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The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (for example, via a call from a bank or broker acting as adviser or agent of an issuer). At times, the party providing the information by telephone may follow up with an email to the Adviser which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall” confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

11.7.3     Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees may not serve as a director to any company or entity without obtaining the CCO’s pre-approval. Employees may not serve on a creditors’ committee (whether formal or informal), or in a similar capacity, without obtaining the CCO’s pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (for example, communications from counsel hired by a creditors’ committee); (ii) non-public company information (for example, corporate information shared with the board of directors); and (iii) confidential information (for example, ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as may be other considerations, including the potential liability and conflicts of interest associated with such positions.

Employees generally should not share the Adviser’s confidential information with companies on whose boards or committees the Employee sits. In a situation where the Employee believes that sharing the Adviser’s confidential information may be in the best interest of the Adviser’s Clients; the Employee should consult the CCO.

11.8 Channel Checking

As part of its research process and due diligence on portfolio companies, the Adviser may undertake channel checking exercises (“Channel Checks”) by obtaining information about companies by going out into the field and gathering information from retail outlets or speaking to vendors or suppliers of such companies or other parties whose business may have an impact on the business of the company being researched.

Employees are prohibited from using fraud or deception to obtain field research which the SEC considers to be a fraud in violation of Rule 10b-5. An Employee need not disclose his or her affiliation with the Adviser or the reason for seeking the information, but Employees must not make affirmative false representations about his or her affiliation or purpose.

Employees are reminded that the Adviser’s Insider Trading Policy requires Employees to immediately report the potential receipt of MNPI to the CCO and to refrain from discussing the potential MNPI with anyone else within or without the Adviser.

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The following procedures will take place prior to a Channel Check:

•	The CCO’s written pre-approval is required before any Channel Check. The CCO will add the information to the “Channel Check Log.”
•	The CCO will review each Channel Check to ensure that the Adviser is not adopting any fraudulent means to obtain information.
•	Employees must notify the CCO immediately if any information received via a Channel Check is potentially MNPI.

11.9  Insider Trading Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Adviser’s Insider Trading Policy.

11.10 Compliance Responsibilities

The CCO will discuss the Insider Trading Policy during the Adviser’s annual compliance training meetings to ensure that Employees are properly trained and aware of the required reporting procedures. The CCO will check the Restricted List against trade pre-approval requests. The CCO also will check the Restricted List against the Adviser’s portfolio trades for potential violations of the Insider Trading Policy. The Adviser’s order management system (OMS) checks the Adviser’s portfolio trades against the Restricted List and blocks attempted trades of restricted securities.

12.          PAID EXPERT POLICY AND PROCEDURES

12.1 Introduction

An “Expert Network Group” retains industry experts and matches those industry experts with investment advisory and other firms seeking industry research for a fee. The industry expert is paid by the Expert Network (“Paid Experts”). In addition, advisory firms may retain industry experts independent of an Expert Network and pay them directly (together with Expert Network industry experts, “Paid Experts”). At this time, the Firm does not engage in one on one discussions with Paid Experts and exclusively utilizes transcript services from Expert Network Groups. The Firm will ensure that it conducts appropriate due diligence with respect to any Expert Network Group prior to engaging in services related to use of transcripts from calls with Paid Experts.

To the extent the Firm intends to engage in Paid Expert calls, Lynwood Price with adopt and implement policies and procedures designed to mitigate Insider Trading concerns related to Paid Expert conversations.

13.          COMMUNICATIONS WITH "VALUE-ADD INVESTORS”

13.1 Definition

The Adviser’s Funds may at times accept investments from "Value-Added investors.” Although the term Value-Added Investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the investment adviser (such as industry expertise or access to individuals in the investor's network) beyond just the value of their investment. Examples of such investors include executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess MNPI.

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13.2 Policy and Procedures

Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with Value-Added Investors. Employees should refrain from discussing potentially sensitive topics (for example, specific information about the investor's employer) with a known Value-Added Investor. If there is any question whether information received from an any investor could be MNPI, Employees are expected to notify the CCO or Optima immediately, and otherwise to act in accordance with the procedures described above and in this Section.

14.          CONTACTS WITH PUBLIC COMPANY OFFICIALS

14.1 Introduction

Employees’ contacts with “Public Company Officials,” which is any representative, including junior employees, of a company whose securities are traded in public markets (including the Pink

Sheets), represent an important part of the Adviser’s research process. Difficult legal issues can arise when, in the course of these contacts, an Employee becomes aware of MNPI. This could happen, for example, if a company's CFO prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. “Regulation FD” (i.e., "Fair Disclosure," which prohibits public companies from making these kinds of disclosures) does not immunize an adviser from liability for misusing MNPI. Although Public Company Officials should be knowledgeable with respect to Regulation FD, particularly Investor Relations representatives, there remains a risk of exposure to MNPI.

14.2 Scheduled One-on-One Meetings with Public Company Officials

The Firm does not generally intend to engage in one-on-one meetings with Public Company Officials other than those who are subject to Regulation F-D obligations and generally such discussions are held in group settings. To the extent Firm personnel wishes to engage in other one on one meetings with Public Company Officials including onsite meetings, video conferences or conference calls, such discussions will be subject to CCO pre-approval.

15.          ALTERNATIVE DATA PROVIDERS

Employees are required to obtain the CCO’s pre-approval prior to engaging a new research provider or alternative data provider, or purchasing a new research product or service from a new or existing provider. This includes providers of data or “big data,” or firms that would webscrape or extract data from websites, in addition to other research providers. This requirement applies to “trial periods,” irrespective of whether a written contract is to be executed.

Employees are required to obtain the CCO’s approval prior to requesting any customized research, even if the research is conducted by a service provider that already works with the Adviser. If Employees learn that an existing research or alternative data provider has shifted its approach or is offering materially new products or services, for example, if a traditional sell-side research firm starts offering alternative data, the CCO must be alerted so they can consider whether additional diligence should be conducted.

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15.1 Webscraping

For purposes of the Policy, webscraping refers to either the Adviser internally developed webscraping functionally or webscraping provided through Data Providers. To the extent that the Data Provider’s product includes webscraped data, the CCO should also assess whether the proposed webscraping meets the criteria detailed below.

The CCO must pre-approve any “webscraping” projects or projects involving internal webscraping activities, extracting data from websites or other similar automated methods for retrieving data at scale. The CCO will work with the requesting employee to evaluate proposed webscraping to determine whether they are consistent with the principles articulated in this Policy. The CCO may impose conditions that must be met or procedures that must be followed for proposed webscraping in addition to those described in this Policy.

Employees who wish to conduct webscraping activities should do so in accordance with the following best practices:

•	Limit to Public Portions of Websites

– Limit webscraping to portions of websites which are publicly available. This ensures that information is meant for public consumption and reduces the risk that MNPI or personal information will be captured.

•	Avoid Passwords/Logins, and/or CAPTCHAs

– Limit webscraping to portions of websites which can be accessed without passwords/logins or CAPTCHAs. Exceptions to this may apply where the Adviser is given consent by the website operator allowing for the ability to webscrape. However, embedded terms and conditions on a website which are not positively affirmed may generally be disregarded.

•	Avoid Masking Identity

– Avoid masking, manipulating IP addresses or any other measures to hide an identity or conceal that webscraping technology is being used.

•	Website Capacity and Avoid Excessive Requests

– Avoid excessive requests to ensure that it does not disrupt regular traffic to the website, including by increasing website latency or otherwise affecting the website’s operation or degrading the user experience of other visitors to website.

When feasible, abide by published rate. The CCO will determine the appropriate threshold for webscraping limits during its due diligence process.

•	Avoid Capturing or Anonymize any PII after capture

– Avoid PII or promptly anonymize PII (e.g., via a one-way hash) after capture with the original information deleted.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

•	Avoid identifying or re-identifying any individuals

– Where applicable, analyze webscraped information in the aggregate and avoid identifying or re-identifying any individuals. Special care should be taken in this regard when combining datasets.

•	Promptly Suspend Webscraping Upon Demand

– Ensure that their webscraping activities are sufficiently transparent and traceable such that if a website were to detect such activity and want to request that the Adviser discontinue such activities, the website could identify the Adviser without undue effort.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation

All Employees are required to read this Code and acknowledge having understood its contents by printing out this page, entering their name, and signing, dating and returning it to the CCO.

I do hereby acknowledge that I have received and read the Code. I understand its contents and agree to the policies and procedures set forth herein. I have had the opportunity to ask the CCO questions and I have received adequate responses. I am aware of the penalties for violation of provisions of the Code and I agree to them.

Name:

Signature:

Date:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix B – New Employee Political Contribution Disclosure Form

Pursuant to the Adviser’s Pay to Play Policy you must disclose each direct or indirect Contribution14 you made to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of this Disclosure Form. Please attach additional pages as necessary and direct any questions about this Form to the CCO.

Name of individual (or entity) who made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

14 “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

☐ Yes ☐ No

Has your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

☐ Yes ☐ No

If yes, please provide details of such Contribution:

_________________________________________________________________

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix C – Political Contribution Pre-Approval Request Form

Pursuant to the Adviser’s Pay to Play Policy, you and your Immediate Family Members (as defined in this Code) are required to obtain the CCO’s pre-approval for Contribution as defined in Appendix B above. Please direct any questions about this Form to the CCO

Employee’s name and title:

Employee’s place of principal residence (city and state):

I hereby request pre-approval for the following Contribution:

Name of candidate/political party/political action committee to whom Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Expected date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

Representations:

To the best of my knowledge, the position to which the candidate seeks election or the position currently held by the candidate does not: (a) involve any direct or indirect responsibility for, or ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or able to influence the outcome of, the hiring of an investment adviser by a government entity.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

I have not made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle. If so, I have received a separate pre-approval for such Contribution, a copy of which is attached to this request.

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned seeks pre-approval as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix D – [Initial]/[Annual] Holdings Report

D.(1.)            REPORTABLE SECURITIES HOLDINGS

Employee’s name:

The following sets forth all Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Personal Trading Policy) holding Reportable Securities and Limited Offerings as of the date indicated below.

D.(1.A.) – REPORTABLE SECURITIES

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

___    I have no Covered Accounts or Non-Discretionary Managed Accounts.

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___	Please see the attached brokerage statement(s) provided to the CCO that contains information regarding the Reportable Securities (and to the extent applicable, Limited Offerings) above including the name on the account, title and type of securities held, security identifier/CUSIP, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the Employee’s behalf.

Please note that you are required to update the CCO promptly when a new Covered Account is opened or changed.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

D.(1.B.) – LIMITED OFFERINGS / PRIVATE PLACEMENTS

Please list below all private investments presently held by you, or in an entity controlled by you.

Committed
Investment
Full Legal Name of		Transaction	Amount
Investment Entity	Holder Name	Date	(currency)	Investment Strategy

Lynwood Price Capital Management LP	July 2024 Code of Ethics

D.(2.)            NON-REPORTABLE SECURITIES HOLDINGS

Please list below all additional brokers, dealers or banks where the Employee maintains a Covered Account that holds anything other than Reportable Securities (“Non-Reportable Securities Holdings”). This includes, but is not limited to, 401K accounts, IRAs and 529 plans.

Broker,
		Dealer or			Date of
		Bank Where		Discretionary	Statement of
Name on	Relationship	Securities	Type of	or Non-	Holdings
Account	to Employee	Held	Account	Discretionary	provided	Account Number

___      I have no accounts described above that need to be disclosed.

Personal brokerage statements and statements for private investments do not have to be provided quarterly for Non-Reportable Securities Holdings, but the list of those accounts needs to be maintained with the CCO.

I hereby certify that (i) all information provided herein is accurate and complete; and (ii) he or she has not engaged in any transactions that would violate the Personal Trading Policy.

Name:

Signature:

Date:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix E – Trade Pre-Approval Request Form

Pre-approval from the CCO is required for all transactions as set forth in the Personal Trading Policy contained in this Code. The CCO will check the Adviser’s Restricted List (as defined in the Code) prior to granting approval. Please direct any questions about this Form to the CCO.

Employee’s name:

Account holder(s):

Relationship to Employee:

Type of Security:

Issuer:

Sell: _______________ Quantity: _____________ Current Price: ____________

Sell: _______________ Quantity: _____________ Current Price: ____________

Sell: _______________ Quantity: _____________ Current Price: ____________

I REPRESENT THAT:

(i)	I am not in possession of material, nonpublic information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a material pending client or proprietary trade involving these securities;

(iv)	These trades conform to the Personal Trading Policy contained in this Code; and

(v)	If approved, I understand that the authorization is valid only for 24 hours.

Name:

Signed:

Date:

APPROVAL:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix F – Limited Offerings Participation Request Form

Pre-approval from the CCO is required for all transactions as set forth in the Personal Trading Policy contained in this Code. The CCO will check the Adviser’s Restricted List (as defined in the Code) prior to granting approval. Please direct any questions about this Form to the CCO.

Employee name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, LP, LLC):

Business Address:

Principals:

___ Publicly Traded      ___ Privately Placed      ___ Non-Profit

To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct

business with the Adviser?	☐ Yes ☐ No
If yes, please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ☐ Yes ☐ No

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If yes, please explain:

Description of Limited Offering Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates? ☐ Yes ☐ No

If yes, please explain:

Estimate your total equity ownership interest in the company:      ______ %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights? ☐ Yes ☐ No

If yes, please explain:

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I REPRESENT THAT:

(i)	I am not in possession of material, nonpublic information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a material pending client or proprietary trade involving these securities;

(iv)	These trades conform to the Personal Trading Policy contained in this Code; and

(v)	If approved, I understand that the authorization is valid only for 24 hours.

Name:

Signed:

Date:

APPROVAL:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix G – Outside Business Activity Pre-Approval and Insider Disclosure Statement

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

	Name of Business	Role

	Name of Business	Role

2.	Entities by which I am employed or receive compensation:

	Name of Entity	Affiliation or Title

	Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

		Public Co.	☐ Yes	☐ No
Name of Entity	Affiliation or Title

		Public Co.	☐ Yes	☐ No
Name of Entity	Affiliation or Title

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Insider Disclosure

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date:

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Appendix H - TIFF Investment Program (“TIP”) Section 17(e)(1) Procedures for first-tier or second-tier affiliates

Background of Section 17(e)(1) and SEC Staff Guidance

Section 17(e)(1) of the Investment Company Act of 1940 (the “1940 Act”) generally prohibits first-tier or second-tier affiliates of a registered investment company, acting as agent, from accepting from any source any compensation (other than regular salary or wages from the registered fund) for the purchase or sale of any property to or for the investment company, except in the course of the person’s business as an underwriter or broker.

Fund compliance policies and procedures should address the receipt of gifts or entertainment by fund advisory personnel, according to guidance published by the SEC’s Division of Investment

Management.15 The SEC staff noted that fund advisory personnel are second-tier affiliates of a fund, and that they generally act as agents of a fund. Thus, for example, acceptance of gifts or entertainment of any type from a broker-dealer by a fund portfolio manager for the purchase or sale of the fund’s portfolio securities could implicate Section 17(e)(1), according to the SEC staff.

Courts have held that the mere receipt of compensation is enough for a violation of Section 17(e)(1); a showing of intent to influence the actions of a fund or economic injury to the fund is not required. There is no de minimis exception. To violate Section 17(e)(1), however, there must be some nexus between the compensation received and the property bought and sold. The nexus, or required intent, under Section 17(e)(1) has been described in various ways. The payment may be “for” the purchase or sale of property to or for the fund when it is:

•	“in connection with” the purchase or sale of property to or for the fund;

•	“in exchange for” the purchase or sale of property to or for the fund; or

•	“given and accepted in appreciation of past, or in anticipation of future, conduct” involving the purchase or sale of property to or for the fund.

Courts have found that, once a fund affiliate is shown to have a conflict of interest, the burden is on the fund affiliate to demonstrate that the payment of compensation is not for the purchase or sale of property to or for the fund (e.g., that the payment was for bona fide services or otherwise unrelated to the purchase or sale of property).

TIP’s Code of Ethics provides that Supervised Persons should carefully consider whether there is any conflict of interest, the potential for conflict, or even the appearance of such conflict prior to accepting gifts or entertainment from personnel of a money manager, broker-dealer, customer or vendor, or any other person or company doing or seeking to do business with TIP. Supervised Persons also are subject to TAS’s gifts and entertainment policy, as set forth in Section III.E. of TAS’s Compliance Manual. In addition to the provisions of TAS’s gifts and entertainment policy, Supervised Persons are subject to the terms and conditions set forth below (in the event of any inconsistency or conflict between these Procedures and the provisions of TAS’s gifts and entertainment policy, these Procedures shall prevail).

15 See “Acceptance of Gifts or Entertainment by Fund Advisory Personnel – Section 17(e)(1) of the Investment Company Act,” IM Guidance Update No. 2015-01 (February 2015).

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16. Definitions

“Broker-Dealer” means a broker-dealer that currently purchases or sells, seeks to purchase or sell, or is being considered by TAS or a Money Manager to purchase or sell, portfolio securities for a TIP fund.

“Money Manager” means an investment management firm other than TAS which makes and implements investment decisions for one or more of the TIP funds, and for purposes of these Procedures includes (i) separate account managers that currently serve as such for a TIP fund or are being considered to serve as such by TAS for a TIP fund and (ii) managers of acquired funds in which a TIP fund currently invests or that are being considered for investment by TAS on behalf of a TIP fund.

“Networking Event” means a conference, seminar, forum, panel, or similar event (which may include a working lunch or dinner), hosted or sponsored in whole or part by a Money Manager or a Broker-Dealer, at which there are multiple attendees and a professional or educational curriculum or agenda. Happy hours or other purely social gatherings hosted or sponsored in whole or part by a Money Manager or a Broker-Dealer, at which there is not a professional or educational curriculum or agenda, would not qualify as “Networking Events.”

“Supervised Person” means any officer, director, or employee of TAS or TIP or any other person who otherwise is subject to the supervision and control of TAS or TIP. Regardless of a person’s particular title or formal employment status, the terms “officer,” “director,” and “employee” include any person who occupies a similar status or who performs similar functions within the organization.

17. Receipt of Gifts and Entertainment

▪	In order to comply with Section 17(e)(1) of the 1940 Act, no Supervised Person shall accept from any source any compensation (other than regular salary or wages from TIP or TAS), including any gifts or entertainment in any amount, for the purchase or sale of any property to or for the TIP funds.

▪	Supervised Persons are prohibited in all cases from accepting from any Broker-Dealer or Money Manager any gifts of any type or amount (including holiday gifts of food or other items and promotional items of nominal value that display the offeror’s logo, such as golf balls, shirts, towels, pens, etc.).

▪	Supervised Persons are prohibited from accepting from any Broker-Dealer any meals, beverages or entertainment or travel-related expenses of any type or amount, regardless of whether the Broker-Dealer’s personnel are present (with two exceptions, as provided below).

A Supervised Person may share meals, beverages and/or entertainment with Broker-Dealer personnel, provided that either the Supervised Person or TAS pays for such Supervised Person’s share of the meal, beverage or entertainment. Two exceptions to the general prohibition on Supervised Persons from accepting beverages or meals from any Broker-Dealer, as to which a determination has been reached that such beverages and meals would not be for the purchase or sale of property to or for a TIP fund, is for beverages and/or meals provided at capital introduction events hosted by a Broker-Dealer, whether onsite at the Broker-Dealer’s offices or offsite; and (ii) for beverages and/or meals provided at a Networking Event (as defined above) hosted by a Broker-Dealer, whether onsite at the Broker-Dealer’s offices or offsite. Therefore, a Supervised Person may partake in beverages and/or meals provided at a capital introduction event or at a Networking Event hosted by a Broker-Dealer provided that: (a) it is such Broker-

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Dealer’s policy or general practice to provide or pay for all attendees’ beverages and/or meals, and the Supervised Person is not receiving special treatment in this regard; (b) the beverage and/or meal cost is reasonable in terms of frequency and amount and not of such an extent so as to raise any question of propriety; and (c) the beverages and/or meals provided are not preconditioned on establishing or maintaining a business relationship with such Broker-Dealer or accepted by the Supervised Person for the purchase or sale of any property to or for the TIP funds.

▪	Supervised Persons are prohibited from accepting from any Money Manager any meals, beverages or entertainment or travel-related expenses of any type or amount, regardless of whether the Money Manager’s personnel are present (with three exceptions, as provided below). A Supervised Person may share meals, beverages and/or entertainment with Money Manager personnel, provided that either the Supervised Person or TAS pays for such Supervised Person’s share of the meal, beverage or entertainment. Three exceptions to the general prohibition on Supervised Persons from accepting beverages or meals from any Money Manager, as to which a determination has been reached that such beverages and meals would not be for the purchase or sale of property to or for a TIP fund, are: (i) for beverages and/or meals provided at annual or other periodic investor meetings hosted by a Money Manager, whether onsite at the Money

Manager’s offices or offsite; (ii) for beverages and/or meals provided in connection with onsite investment or operational/ compliance due diligence meetings hosted by a Money Manager, whether onsite at the Money Manager’s offices or offsite; and (iii) for beverages and/or meals provided at a Networking Event (as defined above) hosted by a Money Manager, whether onsite at the Money Manager’s offices or offsite.. Therefore, a Supervised Person may partake in beverages and/or meals provided at an annual or other periodic investor meeting, at an onsite investment or operational/compliance due diligence meeting, or at a Networking Event hosted by a Money Manager provided that: (a) it is such Money Manager’s policy or general practice to provide all attendees’ beverages and/or meals, and the Supervised Person is not receiving special treatment in this regard; (b) the beverage and/or meal cost is reasonable in terms of frequency and amount and not of such an extent so as to raise any question of propriety; and (c) the beverages and/or meals provided are not preconditioned on establishing or maintaining a business relationship with such Money Manager or accepted by the Supervised Person for the purchase or sale of any property to or for the TIP funds.

▪	If there is any uncertainty about a given situation, please consult the CCO before acting.

▪	Supervised Persons who receive an impermissible gift are required to return it or to consult with the CCO as to another acceptable alternative, such as donating the gift to a charity (in which case no tax deduction may be claimed by a Supervised Person).

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▪	These Procedures and TIP’s Code of Ethics may be cited as the reason for refusing any gifts, meals, beverages, entertainment, or travel-related payments or reimbursements.

Pre-Approval Process

▪	Supervised Persons may request the advance approval (pre-approval) of TIP’s CCO or his or her designee in order to accept from any Broker-Dealer or Money Manager any gifts, meals, beverages, or entertainment or travel-related expenses that would otherwise be prohibited under these Procedures. This pre-approval process recognizes that there may be situations where a nexus between a gift or entertainment (including meals and beverages) and the purchase or sale of property is not present, and thus receipt of the gift or entertainment would not violate Section 17(e)(1). The purpose of the pre-approval process is to provide Supervised Persons with the opportunity to demonstrate the absence of this nexus.

▪	The CCO’s approval will be solely in the discretion of the CCO and will be based on a determination that the proposed gift, meal, beverage, entertainment or travel-related expense will not be provided for the purchase or sale of any property to or for the TIP funds and does not otherwise violate Section 17(e)(1). The CCO may pre-approve the a gift or entertainment (including meals and beverages) if he or she concludes that such gift or entertainment is not for the purchase or sale of property to or for a TIP fund; such a conclusion must include a determination that the gift or entertainment is not proposed in appreciation of past, or in anticipation of future, conduct involving the purchase or sale of property to or for a TIP fund.

▪	All pre-approvals granted by the CCO pursuant to these Procedures shall be requested and documented on the pre-approval form attached as Exhibit A.

▪	Factors that may support a determination that the gift/entertainment is not for the purchase or sale of property to or for a TIP fund may include, but are not limited to, the following: (a) small or nominal amount or value of the gift or entertainment (in the aggregate with other gifts or entertainment to the recipient from the same source over a stated period); (b) demonstration that the gift or entertainment is for bona fide services other than the purchase or sale of property to or for a TIP fund; (c) where the recipient is not in a position to influence a TIP fund’s selection of Money Managers or Broker-Dealers, as applicable; (d) where there is no potential disadvantage to a TIP fund; and

(e) where there are adequate protections in place to ensure the absence of overreaching (for example, review and monitoring of best execution where the gift or entertainment is from a Broker-Dealer and controls on the investment process where the gift or entertainment is from a Money Manager).

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Applicability to Separate Account Managers

▪	In order to comply with Section 17(e)(1) of the 1940 Act, no personnel of a separate account manager for a TIP fund shall accept from any source any compensation (other than their regular salary or wages from such manager), including any gifts or entertainment in any amount, for the purchase or sale of any property to or for the TIP funds.

▪	Each separate account manager for a TIP fund shall periodically acknowledge receipt of, and compliance with, these Procedures.

▪	Each separate account manager for a TIP fund shall be responsible for implementing internal policies and procedures as necessary to ensure that its personnel do not violate Section 17(e)(1) and these Procedures, especially with respect to (but not limited to) gifts and entertainment provided to such separate account manager’s personnel by broker-dealers and issuers of securities.

▪	Pursuant to Rule 38a-1 under the 1940 Act, the CCO shall be responsible for assessing the adequacy and effectiveness of these Procedures and any additional internal policies and procedures that are implemented by the separate account managers in relation to Section 17(e)(1).

Applicability to “Soft Dollar” Payments

▪	Brokerage and research products and services that are paid for by Broker-Dealers using commissions from the TIP funds shall not be prohibited by these Procedures, provided that:

(i) such brokerage and research products and services are eligible under Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”) and related SEC guidance; (ii) such brokerage and research products and services have been determined by TAS or the applicable separate account manager for the TIP fund(s) to provide lawful and appropriate assistance in the investment decision-making process; and (iii) TAS or the applicable separate account manager for the TIP fund(s) have made a good faith determination that commissions paid are reasonable in relation to the value of the products or services provided by the Broker-Dealer.

Other Types of Compensation

▪	The prohibition of Section 17(e)(1) is not limited to receipt of gifts or entertainment by Supervised Persons. These Procedures do not attempt to describe all types of compensation that could implicate Section 17(e)(1). All Supervised Persons should review the below examples of conduct that could implicate Section 17(e)(1) to help and ensure compliance with the prohibition.

▪	The following are examples of conduct that could implicate Section 17(e)(1):

Lynwood Price Capital Management LP	July 2024 Code of Ethics

•	receipt by fund portfolio managers or investment officers, for their personal investments, of discounted prices or other preferential investment opportunities from issuers selling (or seeking to sell) their shares to the fund or fund broker-dealers;

•	receipt by a fund’s adviser (or its affiliate) of fees in connection with fund portfolio transactions (such as securities lending transactions or tender offers);

•	use by a fund’s adviser (or its affiliate) of soft dollar credits for purposes outside of the Section 28(e) safe harbor;

•	receipt by fund portfolio managers of credit monitoring fees in connection with the fund’s bond holdings for which monitoring was already being performed as part of the managers’ regular responsibilities to the fund;

•	direction by a fund’s adviser (or its affiliate) of fund brokerage commissions to a broker-dealer that was not providing any brokerage services to the fund;

•	direction by a fund’s adviser (or its affiliate) of fund brokerage commissions to a broker-dealer in exchange for referrals to the adviser; and

•	receipt by a fund’s adviser (or its affiliate) of revenue sharing payments from a broker- dealer or money manager to the fund.

▪	The above are not exclusive, but may be helpful in identifying the types of situations that could implicate Section 17(e)(1), in addition to receipt of gifts and entertainment by Supervised Persons.

Recordkeeping

A written copy of these Procedures (and any modification thereto) shall be maintained and preserved for a period not less than six years from the last date that these Procedures were in effect, the first two years in an easily accessible place.

Amendments

All amendments to these Procedures must be approved by the CCO. Any amendments to these Procedures that are deemed material by the CCO will be addressed by the CCO in his quarterly or annual written reports to the board of trustees of TIP.

Lynwood Price Capital Management LP	July 2024 Code of Ethics

Exhibit A of Appendix H

Proposed Gift/Entertainment Subject to Pre-Approval

Name of Supervised Person

Name of Broker-Dealer/Money Manager

Providing Gift or Entertainment

Proposed

Transaction (check all that apply)

☐ Gift

☐ Meal/Beverage

☐ Travel-Related Expense or Reimbursement

☐ Other (Please Describe:                                                                                                                                              )

Describe Proposed Transaction(s) in Detail

(Include proposed date of transaction, detailed description of gift/meal/beverage/entertainment/ travel- related expense or reimbursement, estimated value, and any other relevant details).

Provide rationale why the proposed gift/meal/beverage/entertainment/travel-related expense or reimbursement will not be provided for the purchase or sale of any property to or for the TIP funds.

(Discuss why the proposed gift/meal/beverage/entertainment/travel-related expense or reimbursement is not in connection with, or in exchange for, the purchase or sale of property to or for a TIP fund, or given and accepted in appreciation of past, or in anticipation of future, conduct involving the purchase or sale of property to or for a TIP fund.)

Supervised Person Signature

Date Submitted

TIP Approval

Date Approved